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                                                                   EXHIBIT 3.23




                           ARTICLES OF INCORPORATION

                                       OF

                              T.C. PRODUCTS, INC.


                                ARTICLE I - NAME

         The name of this corporation is T.C. PRODUCTS, INC.

                             ARTICLE II - PURPOSES

         This corporation is organized for the following purposes:

         A. To manufacture and/or sell plastics, household products and industrial products.

         B. To engage in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act, as said Act may be amended from time to time.

                              ARTICLE III - SHARES

         This corporation is authorized to issue 1,000,000 shares of common stock and each share shall have a par value of $1.00.

                         ARTICLE IV - PREEMPTIVE RIGHTS

         Each shareholder shall have preemptive rights to acquire additional shares which may be issued by this corporation to the extent preemptive rights apply to such shares under the Washington Business Corporation Act and upon the following terms and conditions:

         A. Preempted Shares. Before any unissued shares (at any time authorized) of this corporation are offered for sale or otherwise disposed of, the shareholders shall have the first
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right to purchase such shares ("preempted shares").  Each shareholder shall be entitled to purchase a percentage of such preempted shares equal to the percentage he, she, or it owns of all shares then outstanding, or such lesser number of the preempted shares as the shareholder elects to purchase. Such allocation of shares shall be subject to adjustments as determined by the Board of Directors which are necessary to avoid the issue of fractional shares.

         B. Terms and Conditions. The purchase of preempted shares by existing shareholders shall be on terms and conditions, including purchase price, not less favorable than those under which it is proposed they be offered for sale or otherwise disposed of to others.

         C. Notice of Proposed Disposition; Waiver of Preemptive Rights. Written notice shall be given to each shareholder of each proposal for the sale or other disposition of the preempted shares, which notice shall set forth the number of shares involved and the terms of such proposed sale or other disposition. The preemptive rights of any shareholders shall be deemed waived as follows:

                 1. If the shareholder at any time agrees in writing to waive his, her, or its rights as to any specific preempted shares, the waiver shall be deemed effective as to those shares;

                 2. If, within fourteen (14) days after the written notice is given to a shareholder as provided in this Section C, such shareholder does not agree in writing to purchase all the preempted shares he, she, or it is entitled to purchase, the


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waiver shall be deemed effective as to those shares such shareholder has not agreed to purchase.

         D. Sale Pursuant to Waiver. If there is a waiver of rights under Section C of this Article, this corporation may sell the shares to which such waiver pertains to anyone during the one year period immediately following the date such shareholder is given the notice contemplated by Section C of this Article, at a price to the purchaser of not less than the price set forth in such notice, and otherwise on terms and conditions not less favorable to this corporation than those set forth in such notice, but this corporation may pay, or there may be deducted from such price, such reasonable compensation to underwriters or dealers as may be lawfully paid by this corporation. If such shares are not sold during such one year period, they shall again become subject to the preemptive rights of this Article.

         E. Notices. Notices shall be deemed given hereunder when mailed, postage prepaid, to either the last known address of a shareholder or the latest address shown on this corporation's stock records for such shareholder.

         F. Limitation on Preemptive Rights. There shall exist no preemptive rights with respect to shares of this corporation except as provided in this Article.

         G. Written Demand to Exercise Preemptive Rights. Regardless of whether the notice provisions of this Article have been observed, a shareholder who fails to make written demand upon this corporation to exercise his, her, or its preemptive rights within two years after the preempted shares have been





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issued and recorded in this corporation's stock transfer books shall be deemed to have waived any preemptive rights to such shares.

                        ARTICLE V - NO CUMULATIVE VOTING

         At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                              ARTICLE VI - BYLAWS

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                   ARTICLE VII - REGISTERED OFFICE AND AGENT

         The name of the initial registered agent of this corporation and the address of its initial registered office is as follows:

                           Roy F. Kussmann
                           1102 Broadway, Suite 500
                           Tacoma, Washington  98402

                            ARTICLE VIII - DIRECTORS

         A. The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The initial Board of Directors shall consist of Three (3) directors and their names and addresses are as follows:

                 Name                                       Address
                 ----                                       -------
                 Richard L. Belveal                         2001 Thorne Road
                                                            Tacoma, WA.  98421





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
                 Albert J. Clerc                            2001 Thorne Road
                                                            Tacoma WA.  98421

                 Sally A. Harler                            2001 Thorne Road
                                                            Tacoma WA.  98421


         B. The term of the initial directors shall be until the first annual meeting of the shareholders or until their respective successors are elected and qualified, unless removed in accordance with the provisions of the Bylaws.

                           ARTICLE IX - INCORPORATOR

         The name and address of the incorporator is as follows:

                 Name                                       Address
                 ----                                       -------
                 Roy F. Kussmann                            1102 Broadway, Suite 500
                                                            Tacoma, WA  98402

                 ARTICLE X - LIMITATION OF DIRECTORS' LIABILITY

         A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the





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corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

             ARTICLE XI - INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1. Right to Indemnification. Each person who was, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of their respective heirs, executors and





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administrators; provided, however, that except as provided in Section 2 of this
Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

         Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of





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prosecuting such claim.  The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

         Section 3. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

         Section 4. Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect





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itself and any director, trustee, officer, employee or agent (and their respective heirs, executors and administrators) of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

         Section 5. Indemnification of Employees and Agents of the Corporation. The corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.





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         The undersigned person, of the age of eighteen years or more, as incorporator of this corporation under the Washington Business Corporation Act, adopts these Articles of Incorporation.

         DATED:  November 8, 1991.
                                        /s/ Roy F. Kussman
                                        ----------------------------------------
                                        Roy F. Kussmann, Incorporator





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                    CONSENT TO SERVE AS REGISTERED AGENT

         I, Roy F. Kussmann, hereby consent to serve as Registered Agent, in the State of Washington, for the following corporation, T.C. Products, Inc. I understand that as agent for the corporation, it will be my responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of my resignation, or of any changes in the registered office address of the corporation for which I am agent.

         DATED:  November 8, 1991.


                                        /s/ Roy F. Kussmann
                                        ----------------------------------------
                                        Roy F. Kussmann
                                        1102 Broadway, Suite 500
                                        Tacoma, WA  98402
rfk\tc.art





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